Exhibit 10.5

TABULA RASA HEALTHCARE, INC.

2016 OMNIBUS INCENTIVE COMPENSATION PLAN

PERFORMANCE STOCK UNIT SUMMARY OF GRANT

Tabula Rasa Healthcare, Inc., a Delaware corporation (the “Company”), pursuant to its 2016 Omnibus Incentive Compensation Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”), this performance stock unit grant representing the target number of stock units set forth below (the “Performance Stock Units”) that may become earned and vested by the Participant based on the level of achievement of the Performance Goals.  The actual number of Performance Stock Units earned and vested will be based on the actual performance level achieved with respect to the Performance Goals set forth on Schedule A.  The Performance Stock Units are subject in all respects to the terms and conditions set forth herein, in the Performance Stock Unit Grant Agreement attached hereto as Exhibit A (the “Performance Stock Unit Grant Agreement”) and the Plan, each of which is incorporated herein by reference and made part hereof.  Unless otherwise defined herein, capitalized terms used in this Performance Stock Unit Summary of Grant (the “Summary of Grant”) and the Performance Stock Unit Grant Agreement will have the meanings set forth in the Plan.

Participant:	[•]
Date of Grant:	[•]
Target Award:	[•]Performance Stock Units
Performance Period:	As set forth on Schedule A, the three year period beginning on [•] and ending on [•](the “Performance Period”).
Performance Goals:	The performance goals are based on the performance measures set forth on Schedule A.
Vesting Schedule:

Except as set forth herein or in the CIC and Severance Agreement by and between the Participant and the Company, the Performance Stock Units will become earned and vested based on the performance level achieved with respect to the Performance Goals and the Participant continuing to be employed by, or provide service to, the Employer through the last day of the applicable Performance Period (the “Vesting Date”).

The number of Performance Stock Units set forth above is equal to the target number of shares of Company Stock that the Participant will earn and become vested in for 100% achievement of the Performance Goals (referred to as the “Target Award”). The actual number of shares of Company Stock that the Participant will become earned and vested in with respect to the Performance Stock Units may be greater or less than the Target Award, or even zero, and will be based on the performance level achieved by the Company with respect to the Performance Goals, as set forth on Schedule A. Performance level is measured based on the threshold, target and stretch performance levels set forth on Schedule A. If actual performance is between performance levels, the number of Performance Stock Units earned and vested will be interpolated on a straight line basis for pro-rata achievement of the Performance Goals, rounded down to the nearest whole number;

provided that failure to achieve the threshold performance level with respect to a Performance Goal will result in no Performance Stock Units being earned and vested with respect to that Performance Goal.

Vesting Upon Change of Control:

In the event a Change of Control occurs while the Participant is employed by, or providing service to, the Employer, the Performance Period will end on the date of the Change of Control and the Performance Stock Units will become earned and vested based on target level performance with respect to the Performance Goals , prorated for the portion of the Performance Period during which the Participant was employed by, or providing service to the Employer prior to the Change of Control date; provided, that, such prorated period shall not be less than 18 months or 50% of the Target Award.

Issuance Schedule:

The Participant will receive a payment with respect to the Performance Stock Units earned and vested pursuant to this Performance Stock Unit Grant Agreement, if any, within sixty (60) days following the date the Performance Stock Units become earned and vested in accordance with Section 2 of the Performance Stock Unit Grant Agreement (the “Payment Date”); provided, however, that such payment will be made not later than March 15 of the fiscal year following the end of the Performance Period; provided, that in the event of a Change of Control, the Payment Date shall be the closing date of such Change of Control and, provided further, that the Committee may determine, in its sole discretion at any time and for any reason, to accelerate the payment of the Awarded Shares (as defined below).

Payment will be made with respect to the Performance Stock Units on the Payment Date in shares of Company Stock, with each Performance Stock Unit earned and vested equivalent to one share of Company Stock (such shares, the “Awarded Shares”). Notwithstanding the foregoing, if as of the Payment Date, there are an insufficient number of shares of Company Stock available to deliver in respect of a Participant’s Awarded Shares pursuant to the terms of Section 4 of the Plan (the “Evergreen Share Reserve”), such Participant’s Awarded Shares shall be paid on such Payment Date through a cash payment equal to the aggregate Fair Market Value of the Awarded Shares as of the last trading day prior to such Payment Date. For clarity, each Participant’s Awarded Shares shall be paid by delivery of shares of Company Stock so long as there are sufficient shares of Company Stock in the Evergreen Share Reserve on the Payment Date and the Company shall not have any discretion to elect to pay a Participant’s Awarded Shares in cash. In no event will any fractional shares be issued.

Except as set forth herein, the Participant must be employed by the Company on the Vesting Date in order to earn and vest in the Performance Stock Units, unless the Committee determines otherwise.

Participant Acceptance:

By signing the acknowledgement below, the Participant agrees to be bound by the terms and conditions of the Plan, the Performance Stock Unit Grant Agreement and this Summary of Grant.  The Participant accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Summary of Grant or the Performance Stock Unit Grant Agreement.

The Participant acknowledges delivery of the Plan and the Plan prospectus together this with this Summary of Grant and the Performance Stock Unit Grant Agreement.  Additional copies of the Plan and the Plan prospectus are available by contacting [•] at [•].

Agreed and accepted:

Participant

Date

SCHEDULE A

PERFORMANCE GOALS

The number of Performance Stock Units that may become earned and vested will be determined based on the actual performance level achieved with respect to the following performance measure during the Performance Period (the “Performance Goals” and each individual measure, a “Performance Goal”).

January 1, 2023-December 31, 2025 Performance Period*
Performance Measure	Weighting	Performance Level	Performance Goals	Percentage of Performance Stock Units Earned and Vested
3-Year Cumulative Adjusted EBITDA**	100%	Threshold	$88.7 million	50%
		Target	$110.9 million	100%
		Stretch	$133.0 million	200%

*The actual number of Performance Stock Units earned and vested will be based on the actual performance level achieved at or between each performance level and will be interpolated on a straight line basis for pro-rata achievement of the Performance Goals, rounded down to the nearest whole number; provided that if the actual performance level achieved does not meet threshold performance for the applicable Performance Goal, then no Performance Stock Units will be earned and vested for that Performance Goal pursuant to this Agreement. The actual number of Performance Stock Units earned and vested will be determined by the Committee based on the actual performance level achieved with respect to the applicable Performance Goals, subject in all respects to any adjustments permitted under the Plan.

** 3-Year Cumulative Adjusted EBITDA shall be calculated based on the cumulative Adjusted EBITDA reported by the Company for three years ended December 31, 2025.

EXHIBIT A

TABULA RASA HEALTHCARE, INC.

PERFORMANCE STOCK UNIT GRANT AGREEMENT

(Pursuant to the 2016 Omnibus Equity Compensation Plan)

This Performance Stock Unit Grant Agreement (this “Agreement”) is delivered by Tabula Rasa Healthcare, Inc., a Delaware corporation (the “Company”), pursuant to the Summary of Grant delivered with this Agreement to the individual named in the Summary of Grant (the “Participant”).  The Summary of Grant, which specifies the Participant, the date as of which the grant is made (the “Date of Grant”), the vesting schedule and other specific details of the grant is incorporated herein by reference.

1.Grant of Performance Stock Units.

(a)Upon the terms and conditions set forth in this Agreement and in the Company’s 2016 Omnibus Equity Compensation Plan (the “Plan”), the Company hereby grants to the Participant the number of performance stock units set forth in the Summary of Grant (the “Performance Stock Units”). Each Performance Stock Unit will entitle the Participant to receive, at such time as is determined in accordance with the provisions of this Agreement, either one share of common stock of the Company (the “Company Stock”) or in an amount of cash equal to the aggregate Fair Market Value of such number of shares of Company Stock in accordance with Section 3 hereof.  This Agreement is granted pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan.  Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.  The Participant agrees to be bound by all of the terms and conditions of the Plan.

(b)The Committee may, at any time prior to the final determination of whether the Performance Goals have been attained, change the Performance Goals to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature.

2.Vesting of Performance Stock Units.

(a)The Performance Stock Units will become earned and vested based on the actual performance level achieved with respect to the Performance Goals set forth on Schedule A to the Summary of Grant and the Participant continuing to be employed by, or provide service to, the Employer through the Vesting Date (as defined in the Summary of Grant).

(b)The Committee will, as soon as practicable following the last day of the Performance Period, determine (i) the extent, if any, to which, each of the Performance Goals has been achieved with respect to the Performance Period and (ii) the number of shares of Company Stock (or corresponding cash payment), if any, which, the Participant will be entitled to receive with respect to this Agreement. Such determination will be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law. In the event that the Committee makes a final determination that the Performance Goals have not been achieved, the Participant will have no further rights to receive shares of Company Stock or payment of cash hereunder.

(c)Except as set forth in the Summary of Grant, if the Participant ceases to be employed by, or provide service to, the Employer for any reason prior to the Vesting Date, the Participant will forfeit all rights to receive shares of Company Stock or payment of cash hereunder and the Participant will not have any rights with respect to any portion of the shares of Company Stock (or cash corresponding thereto) that have not yet become vested as of the date the Participant ceases to be employed by, or provide service to, the Employer, irrespective of the level of achievement of the Performance Goals.

3.Payment of Cash Issuance of Company Stock.  As set forth in the Issuance Schedule in the Summary of Grant and as determined by the Committee in its sole discretion, either (a) one share of Company Stock will be issued to the Participant for each earned and vested Performance Stock Unit or (b) an amount of cash equal to the aggregate Fair Market Value of such number of shares of Company Stock. Any Performance Stock Units not earned and vested will be forfeited.  In no event will any fractional shares of Company Stock be issued.  Accordingly, if shares of Company Stock are issued hereunder, the total number of shares of Company Stock to be issued pursuant to this Agreement will, to the extent necessary, be rounded down to the next whole share of Company Stock in order to avoid the issuance of a fractional share.
4.Withholding.  [All obligations of the Company to deliver shares of Company Stock shall be subject to the rights of the Company to withhold amounts required by law for any Federal Insurance Contributions Act (FICA), federal income, state, local and other tax liabilities (“Withholding Taxes”).  By accepting this Agreement, Participant hereby: (i) elects, effective on the date Participant accepts this Agreement, to sell shares of Company Stock in an amount having an aggregate Fair Market Value equal to the Withholding Taxes, and to allow the designated broker (the “Broker”) to remit the cash proceeds of such sale to the Company (a “Sell to Cover”); (ii) directs the Company to make a cash payment to satisfy the Withholding Taxes from the cash proceeds of such sale directly to the appropriate taxing authorities; and (iii) represents and warrants that (1) on the date Participant accepts this Agreement he or she is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, is not subject to any legal, regulatory or contractual restriction that would prevent the Broker from conducting sales, does not have, and will not attempt to exercise, authority, influence or control over any sales of shares of Company stock effected by the Broker pursuant to this Agreement, (2) is entering into the Agreement and this election to Sell to Cover in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the 1934 Act, and (3) it is Participant’s intent that this election to Sell to Cover comply with the requirements of Rule 10b5-1(c)(1) under the 1934 Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the 1934 Act.  Participant further acknowledges that by accepting this Agreement, Participant is adopting a 10b5-1 Plan to permit Participant to conduct a Sell to Cover sufficient to satisfy the Withholding Taxes.  All obligations to pay any dividend equivalents, if any, will be paid net of any Withholding Taxes.] OR [All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.  Subject to Committee approval, the Participant may elect to satisfy any tax withholding obligation of the Employer with respect to the Performance Stock Units by having shares of Company Stock withheld up to an amount that does not exceed the applicable withholding tax rate for federal (including FICA), state and local tax liabilities.  Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.]
5.Rights of Participant.

(a)Prior to the issuance, if any, of shares of Company Stock to the Participant with respect to earned and vested Performance Stock Units pursuant to the Issuance Schedule set forth in the Summary of Grant, the Participant will not have any rights of a shareholder of the Company on account of the Performance Stock Units.

(b)Notwithstanding the foregoing, if any dividend or other distribution, whether regular or extraordinary and whether payable in cash, securities or other property (other than shares of Company Stock), is declared and paid on the outstanding Company Stock prior to the issuance of shares of shares of Company Stock with respect to the earned and vested Performance Stock Units pursuant to the Issuance Schedule (i.e., those shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account will be established for the Participant and credited with a phantom dividend equal to the actual dividend or distribution which would have been paid on the Performance Stock Units subject to this Agreement had shares been issued with respect to such Performance Stock Units and been outstanding and entitled to that dividend or distribution.  The phantom dividend equivalents so credited will vest at the same time as the Performance Stock Units to which they relate and will be distributed to the Participant (in the same form the actual dividend or distribution was paid to the holders of the Company Stock entitled to that dividend or distribution or in such other form as the Committee deems appropriate) concurrently with the issuance of shares of Company or payment of cash with respect to the earned and vested Performance Stock Units pursuant the Issuance Schedule set forth in the Summary of Grant.

6.Recoupment Policy.  The Participant agrees that, subject to the requirements of applicable law, if the Participant breaches any restrictive covenant agreement between the Participant and the Employer or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within two years thereafter, the Company may require that the Participant forfeit any unvested Performance Stock Units and/or return to the Company all, or such portion of the shares of Company Stock issued or cash paid hereunder, in each case as the Committee may determine and in the event that the Participant no longer owns the shares of Company Stock, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of any restrictive covenant agreement or activity constituting Cause).  The Participant agrees that payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee and the Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer.  In addition, the Participant agrees that the Performance Stock Units shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.
7.Assignment by Company.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.
8.No Employment or Other Rights.  This Agreement shall not confer upon the Participant any right to be retained in the employment of the Employer and shall not interfere in any way with the right of the Employer to terminate the Participant’s employment at any time.  The right of the Employer to terminate at will the Participant’s employment at any time for any reason is specifically reserved.
9.Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the Performance Stock Units granted hereby and may not be changed orally but only by an instrument in writing signed by the party against whom enforcement of any change, modification or extension is sought.
10.Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects will be interpreted in accordance with the Plan.  This grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law.  The Committee will have the authority to interpret and construe this grant pursuant to the terms of the Plan, and its decisions will be conclusive as to any questions arising hereunder.
11.Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at the Company’s corporate headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
12.Applicable Law.  The validity, construction, interpretation and effect of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.
13.Application of Section 409A of the Code.  This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will in all respects be administered in accordance with section 409A of the Code. The issuance of Company Stock pursuant this Agreement is intended to be subject to a “substantial risk of forfeiture” under section 409A of the Code, and issued within the “short term deferral” exception under such statute following the lapse of the applicable forfeiture condition.  Notwithstanding any provision in this Agreement to the contrary, if the Participant is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments otherwise payable under this Agreement to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the payment until five (5) days after the end of the six-month period following the original payment date.  If the Participant dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code will be paid to the personal representative of the Participant’s estate within sixty (60) days after the date of the Participant’s death.  The determination of who is a specified employee, including the number and identity of persons considered specified employees and the identification date, will be made by the Board of Directors or its delegate in accordance with the provisions of sections 416(i) and 409A of the Code.  In no event will the Participant, directly or indirectly, designate the calendar year of distribution.  This Agreement may be amended without the consent of the Participant in any respect deemed by the Committee or its delegate to be necessary in order to preserve compliance with section 409A of the Code.